Exhibit 99.1

EQT Reports Second Quarter 2013 Earnings

Production volume averaged over 1 Bcf per day; Marcellus sales volume more than doubled

PITTSBURGH--(BUSINESS WIRE)--July 25, 2013--EQT Corporation (NYSE: EQT) today announced second quarter 2013 earnings of $86.9 million, or $0.57 per diluted share; compared to second quarter 2012 earnings of $31.4 million, or $0.21 per diluted share. Operating cash flow was $316.7 million, compared to second quarter 2012 operating cash flow of $166.0 million; and adjusted cash flow per share was $2.10 in the second quarter 2013, compared to $1.12 in the second quarter 2012. EQT’s second quarter 2013 operating income was $171.3 million, a 110% increase from the same quarter in 2012. The non-GAAP financial measures are detailed and reconciled in the Non-GAAP Disclosures section below.

Second Quarter Highlights 2013 vs. 2012:

  Production sales volume was 54% higher
  Marcellus production sales volume was 111% higher
  Production LOE per Mcfe was 20% lower
  Production SG&A per Mcfe was 32% lower
  Midstream gathered volume was 50% higher
  Midstream gathering and compression expense per unit was 37% lower

Additional Highlights:

  EQT sold its Sunrise Pipeline to EQT Midstream Partners, LP (NYSE: EQM)
  Increased 2013 Production sales guidance to 360-365 Bcfe
  Increased Marcellus EUR’s and drilling locations in its core development areas

Earnings per share, adjusted cash flow per share, and operating income were higher due to increased production sales, higher prices, increased gathered volumes, and increased transmission capacity sales and throughput. The higher revenues were partially offset by higher non-cash compensation expenses, which were $6.7 million higher than last year. Net operating revenues increased 58% to $469.7 million; while net operating expenses rose by $81.7 million, to $298.4 million.

RESULTS BY BUSINESS

EQT Production

For the second quarter 2013, EQT Production had sales volume of 92.4 Bcfe, an average of 1.0 Bcfe per day, which was a 54% increase over the second quarter 2012. This increase was driven by the Marcellus, which averaged 748 MMcfe per day, 111% over last year. Natural gas liquids (NGL) volume totaled 1,234 Mbbls, a 45% increase over the same period last year. The Company is increasing its full-year 2013 sales volume guidance to 360 – 365 Bcfe, which is approximately 40% higher than 2012; and its NGL volume guidance to 4,800 – 5,000 Mbbls.

Operating income for the Production business in the second quarter 2013 was $105.1 million, compared to $17.7 million in the same period last year – while total operating revenues were $306.1 million, 93% higher than the second quarter 2012. The revenue growth was due to a 54% increase in sales volume and a higher average effective price, partially offset by an increase in operating expenses. The average effective sales price to EQT was 14% higher than last year at $4.37 per Mcfe, with $3.30 per Mcfe allocated to EQT Production; and $1.07 per Mcfe allocated to EQT Midstream.

Operating expenses for EQT Production for the second quarter 2013 were $201.1 million, $60.1 million higher than the same quarter last year. Depreciation, depletion and amortization expenses (DD&A) were $49.7 million higher, due to an increase in produced volume. Exploration expense was $4.3 million higher. Lease operating expenses (LOE), excluding production taxes, were $2.8 million higher; production taxes were $2.4 million higher; and selling, general and administrative expenses (SG&A) were $1.0 million higher. Per unit SG&A decreased 32% to $0.25 per Mcfe, and per unit LOE decreased 20% to $0.16 per Mcfe, as volume growth dramatically outpaced higher costs.

EQT spud 41 gross wells in the Marcellus during the quarter, with an average length-of-pay of 4,295 feet; and also spud eight Upper Devonian wells. Three Utica wells have been completed – with the first well turned-in-line on July 22, 2013; and the second and third wells expected to be turned-in-line in early August 2013.

On May 31, the Company increased estimated ultimate recovery (EUR), and updated its estimated drilling locations and projected type curves, for its core Marcellus acreage in southwestern and central Pennsylvania, and northern West Virginia. Details for each of the three core geographic areas can be found in its investor presentation, available electronically via www.eqt.com.

EQT Midstream

EQT Midstream’s second quarter 2013 operating income was $72.2 million; $12.5 million higher than the second quarter of 2012. Net gathering revenues increased 21% to $87.0 million, primarily due to a 50% increase in gathered volume, partly offset by lower average gathering rates. Net transmission revenues totaled $38.8 million, an 81% increase over this quarter last year, primarily due to sales of new capacity, as well as higher throughput. Net storage, marketing and other revenues were $9.2 million lower than last year due to lower margins and reduced activity. Operating expenses for the quarter were $59.1 million, $10.5 million higher than last year, which is consistent with the growth of the business. Per unit gathering and compression expense decreased by 37%.

The Company is increasing its projected 2013 Midstream earnings before interest, taxes, depreciation, and amortization (EBITDA) guidance to $365 – $370 million.

Distribution

Distribution’s second quarter 2013 operating income totaled $6.2 million, compared to $6.4 million for the same period in 2012. Total net operating revenues were $32.3 million, $1.1 million higher than last year; while operating expenses were $26.1 million, up $1.3 million from 2012.

OTHER BUSINESS

EQT Midstream Partners, LP

In the second quarter, EQT had a 57.4% limited partner interest and a 2% general partner interest in EQT Midstream Partners, whose results are consolidated in EQT’s results. EQT Midstream Partners’ second quarter 2013 net cash provided by operating activities was $26.1 million. For the second quarter 2013, EQT Corporation recorded $7.3 million, or $0.05 of earnings per diluted share, attributable to non-controlling interests. EQT Midstream Partners’ results were released today and are available at www.eqtmidstreampartners.com.

Marcellus Processing Capacity

On July 23, EQT contracted with MarkWest for an additional 145 MMcf per day of processing capacity, which will bring total capacity to 365 MMcf per day by the end of 2014. EQT currently has capacity of 120 MMcf per day and as previously announced will add 100 MMcf per day in 2013. The most recent contracted capacity will provide an incremental 95 MMcf per day by year-end 2013; and 50 MMcf per day is expected by year-end 2014.

Sunrise Pipeline Sale

On July 22, EQT sold its Sunrise Pipeline to EQT Midstream Partners, LP for $507.5 million cash and $32.5 million of common and general partners units. EQT Midstream Partners also agreed to pay additional consideration of $110 million to EQT upon the execution of a third-party transportation agreement contingent upon completion of the Utility sale. EQT Midstream Partners also completed an offering of 12,650,000 common units representing limited partner interests. Proceeds were used to fund the purchase of the Sunrise Pipeline. With the transaction closing, EQT has a 42.6% limited partner interest and a 2% general partner interest in EQT Midstream Partners. As EQT controls EQT Midstream Partners through its general partner interest, EQT Midstream Partners continues to be consolidated in EQT’s consolidated financial statements.

Acreage Acquisition

On June 3, EQT purchased approximately 99,000 net acres in southwestern Pennsylvania and ten horizontal Marcellus wells, located in Washington County, from Chesapeake Energy Corporation for approximately $112.5 million. The acreage includes 67,000 Marcellus acres, 25,000 of which are within EQT's core Marcellus development areas of Washington, Greene, and Allegheny counties; and 32,000 Utica acres.

Utility Sale

On December 20, 2012, the Company announced that it entered into a definitive agreement for the transfer of its natural gas distribution business, Equitable Gas Company, to Peoples Natural Gas, subject to receipt of regulatory approvals. The Company recorded a $0.8 million unallocated SG&A expense in the second quarter of 2013 related to the transaction.

The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act for the pending transaction expired on April 22, 2013, without a request for additional information. This expiration indicates that the Federal Trade Commission has not objected to the transaction and that the parties may proceed. EQT has also submitted filings with the Pennsylvania Public Utility Commission, West Virginia Public Service Commission, Kentucky Public Service Commission, and the Federal Energy Regulatory Commission – each must approve the transaction as part of the regulatory process. The Company expects to receive all necessary approvals by year-end.

Hedging

As of July 24, 2013, the Company has hedged approximately 60% of its expected production sales volume for the remainder of 2013. The Company’s total natural gas hedge positions for July 2013 through December 2015 production are:

	2013**	2014	2015
Fixed Price
Total Volume (Bcf)	102	138	69
Average Price per Mcf (NYMEX)*	$4.55	$4.47	$4.59

Collars
Total Volume (Bcf)	13	24	23
Average Floor Price per Mcf (NYMEX)*	$4.95	$5.05	$5.03
Average Cap Price per Mcf (NYMEX)*	$9.09	$8.85	$8.97

* The average price is based on a conversion rate of 1.05 MMBtu/Mcf
** July through December

Operating Income

The Company reports operating income by segment in this news release. Interest, income taxes and unallocated income/(expense) are controlled on a consolidated, corporate-wide basis and are not allocated to the segments. The Company’s management reviews and reports segment results for operating revenues and purchased gas costs, net of third-party transportation costs.

The following table reconciles operating income by segment to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating income (thousands):
EQT Production	$105,056	$17,704	$179,153	$76,742
EQT Midstream	72,246	59,750	146,460	115,886
Distribution	6,170	6,376	58,446	43,146
Unallocated expenses	(12,177)	(2,426)	(14,129)	(2,184)
Operating income	$171,295	$81,404	$369,930	$233,590

For the second quarter 2013, unallocated expense is primarily due to higher non-cash incentive compensation expense.

Marcellus Horizontal Well Status (cumulative since inception)

	As of 6/30/13	As of 3/31/13	As of 12/31/12	As of 9/30/12	As of 6/30/12
Wells spud	445	404	371	344	317
Wells online	321	276	258	229	211
Wells complete, not online	11	30	17	27	21
Frac stages (spud wells)*	9,754	8,327	7,230	6,331	5,352
Frac stages online	6,297	4,788	4,366	3,545	3,188
Frac stages complete, not online	224	925	462	622	391

*Includes planned stages for spud wells that have not yet been hydraulically fractured.

NON-GAAP DISCLOSURES

Adjusted Net Income and Adjusted Earnings Per Diluted Share

Adjusted net income and adjusted earnings per diluted share are non-GAAP financial measures that are presented because they are important measures used by management to evaluate period-to-period comparisons of earnings trends. Adjusted net income and adjusted earnings per diluted share should not be considered in isolation or as a substitute for the most comparable GAAP financial measures of net income or earnings per diluted share.

The table below reconciles adjusted net income and adjusted earnings per diluted share with net income and earnings per diluted share, as derived from the statement of consolidated income to be included in the Company’s Form 10-Q for the three months ended June 30, 2013 and 2012.

Reconciliation of Adjusted Net Income and Adjusted Earnings Per Diluted Share:

	Three Months Ended June 30,
	2013	2012
Net income attributable to EQT, as reported	$86,856	$31,446
(Deduct) / add back:
Non-cash financial instrument put premium	−	8,227
Tax impact	−	(2,608)
Adjusted Net Income	$86,856	$37,065
Diluted weighted average common shares outstanding	151,393	150,149
Diluted EPS, as adjusted	$0.57	$0.25

Operating Cash Flow:

Operating cash flow is a non-GAAP financial measure that is presented as an accepted indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. EQT has also included this information because management believes that changes in operating assets and liabilities relate to the timing of cash receipts and disbursements, which the Company may not control; and therefore, may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for the most comparable GAAP financial measure of net cash provided by operating activities. The table below reconciles operating cash flow with net cash provided by operating activities, as derived from the statement of cash flows to be included in EQT’s quarterly report on Form 10-Q for the three and six months ended June 30, 2013 and 2012.

	Three Months Ended June 30,		Six Months Ended June 30,
(thousands)	2013	2012	2013	2012
Net Income	$94,118	$31,446	$203,399	$103,481
(Deduct) / add back:
Deferred income taxes	28,905	13,694	63,252	53,057
Depreciation, depletion, and amortization	168,577	115,681	317,693	223,206
Non-cash incentive compensation	15,642	8,979	27,480	17,235
Non-cash financial instrument put premium	–	8,227	–	8,227
Other items	9,408	(12,046)	10,694	(11,465)
Operating cash flow:	$316,650	$165,981	$622,518	$393,741

(Deduct) / add back:
Changes in other assets and liabilities	(13,064)	30,334	(13,692)	24,698
Net cash provided by operating activities	$303,586	$196,315	$608,826	$418,439

Adjusted Cash Flow Per Share

Adjusted cash flow per share is a non-GAAP financial measure that is presented because it is a capital efficiency metric used by investors and analysts to evaluate oil and gas companies. Adjusted cash flow per share should not be considered in isolation or as a substitute for the most comparable GAAP financial measure of net cash provided by operating activities or net income per share or as a measure of liquidity.

The table below provides the calculation for adjusted cash flow per share, as derived from the financial statements to be included in EQT’s Form 10-Q for the three and six months ended June 30, 2013 and 2012.

	Three Months Ended June 30,		Six Months Ended June 30,
(thousands)	2013	2012	2013	2012
Operating cash flow (a non-GAAP measure reconciled above)	$316,650	$165,981	$622,518	$393,741
(Deduct) / add back:
Exploration expense (cash)	985	1,484	1,735	2,620
Purchased gas cost audit adjustment	–	–	(4,992)	–
Adjusted operating cash flow	$317,635	$167,465	$619,261	$396,361

Diluted weighted average common shares outstanding	151,393	150,149	151,191	150,200
Adjusted cash flow per share	$2.10	$1.12	$4.10	$2.64

Net Operating Revenues and Net Operating Expenses

Net operating revenues and net operating expenses are non-GAAP financial measures that exclude purchased gas costs, but are presented because they are important analytical measures used by management to evaluate period-to-period comparisons of revenue and operating expenses. Purchased gas cost is typically excluded by management in such analysis because, although subject to commodity price volatility, purchased gas cost is mostly passed on to customers and does not have a significant impact on EQT’s earnings. Net operating revenues and net operating expenses should not be considered in isolation or as a substitute for the most comparable GAAP financial measures of operating revenues or total operating expenses. The table below reconciles net operating revenues to operating revenues and net operating expenses to total operating expenses for the three and six months ended June 30, 2013 and 2012:

	Three Months Ended June 30,		Six Months Ended June 30,
(thousands)	2013	2012	2013	2012
Net operating revenues	$469,727	$298,137	$927,818	$664,031
Plus: purchased gas cost	50,365	39,667	150,934	123,733
Operating revenues	$520,092	$337,804	$1,078,752	$787,764

Net operating expenses	$298,432	$216,733	$557,888	$430,441
Plus: purchased gas cost	50,365	39,667	150,934	123,733
Total operating expenses	$348,797	$256,400	$708,822	$554,174

Q2 2013 Earnings Webcast Information

The Company's conference call with securities analysts, which begins at 10:30 a.m. ET today, will be broadcast live via the Company's website at www.eqt.com, and on the investor information page of the Company’s web site at http://ir.eqt.com, with a replay available for seven days following the call.

EQT Midstream Partners, LP, for which EQT Corporation is the general partner and a significant quity owner, will host a conference call with security analysts today, beginning at 11:30 a.m. ET. The call will be broadcast live via www.eqtmidstreampartners.com, with a replay available for seven days following the call.

About EQT Corporation:

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, transmission, and distribution. EQT is the general partner, and a significant equity owner, of EQT Midstream Partners, LP. With more than 120 years of experience, EQT is a technology-driven leader in the integration of air and horizontal drilling. Through safe and responsible operations, the Company is committed to meeting the country’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. Company shares are traded on the New York Stock Exchange as EQT.

Visit EQT Corporation on the Internet at www.EQT.com.

Cautionary Statements

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We use certain terms, such as “EUR” (estimated ultimate recovery) and “3P” (proved, probable and possible), that the SEC’s guidelines prohibit us from including in filings with the SEC. These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain.

Total sales volume per day (or daily production) is an operational estimate of the daily production or sales volume on a typical day (excluding curtailments).

EBITDA is defined as earnings before interest, taxes, depreciation, and amortization and is not a financial measure calculated in accordance with generally accepted accounting principles (GAAP). EBITDA is a non-GAAP supplemental financial measure that EQT management and external users of EQT’s financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) EQT’s performance versus prior periods; (ii) EQT’s operating performance as compared to other companies in its industry; (iii) the ability of EQT’s assets to generate sufficient cash flow to make distributions to its investors; (iv) EQT’s ability to incur and service debt and fund capital expenditures; and (v) the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

EQT is unable to provide a reconciliation of projected EBITDA to projected net income, the most comparable financial measure calculated in accordance with GAAP, because of uncertainties associated with projecting future net income.

Similarly, EQT is unable to provide a reconciliation of its projected operating cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Disclosures in this press release contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT and its subsidiaries, including guidance regarding EQT’s strategy to develop its Marcellus and other reserves; drilling plans and programs (including the number, type, feet of pay and location of wells to be drilled, the conversion of drilling rigs to utilize natural gas and the availability of capital to complete these plans and programs); natural gas prices; total resource potential, reserves, EUR, expected decline curve, reserve replacement ratio and production sales volume and growth rates (including liquids sales volume and growth rates and the projected additional production sales volume attributable to the Marcellus wells acquired in the second quarter 2013); F&D costs, operating costs, unit costs, well costs and gathering and transmission revenue deductions to EQT Midstream; gathering and transmission volume and growth rates; processing capacity; infrastructure programs (including the timing, cost and capacity of the transmission and gathering expansion projects); technology (including drilling techniques); projected midstream EBITDA; monetization transactions, including midstream asset sales (dropdowns) to EQT Midstream Partners, LP (the Partnership) and other asset sales and joint ventures or other transactions involving EQT’s assets (including the timing of receipt, if at all, of any additional consideration from the Partnership for new transportation agreements entered into by the Partnership on the Sunrise Pipeline); the cash flows resulting from, and the value of, EQT’s general partner and limited partner interests in the Partnership; the proposed transfer of Equitable Gas Company to Peoples Natural Gas; the timing of receipt of required approvals for the proposed Equitable Gas Company transaction; guidance regarding the expected form and amount of midstream assets to be exchanged in the Equitable Gas Company transaction; the expected EBITDA to be generated from the midstream assets and commercial arrangements transferred by or entered into with Peoples Natural Gas or its affiliates; uses of capital provided by the Sunrise Pipeline and Equitable Gas Company transactions; internal rate of return (IRR); projected capital expenditures; liquidity and financing requirements, including funding sources and availability; projected operating revenues and cash flows; hedging strategy; the effects of government regulation and litigation; the annual dividend rate; and tax position (including EQT’s ability to complete like-kind exchanges). These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. EQT has based these forward-looking statements on current expectations and assumptions about future events. While EQT considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond EQT’s control. With respect to the proposed Equitable Gas Company transaction, these risks and uncertainties include, among others, the ability to obtain regulatory approvals for the transaction on the proposed terms and schedule; disruption to EQT’s business, including customer, employee and supplier relationships resulting from the transaction; and risks that the conditions to closing may not be satisfied. The risks and uncertainties that may affect the operations, performance and results of EQT’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of EQT’s Form 10-K for the year ended December 31, 2012, as updated by any subsequent Form 10-Qs.

Any forward-looking statement speaks only as of the date on which such statement is made and EQT does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT’s management speaks to investors from time to time. Slides for these discussions will be available online via the EQT’s investor relations website at http://ir.eqt.com. The slides may be updated periodically.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)
(Thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Operating revenues	$520,092	$337,804	$1,078,752	$787,764
Operating expenses:
Purchased gas costs	50,365	39,667	150,934	123,733
Operation and maintenance	35,040	34,815	68,263	69,205
Production	27,747	22,572	52,636	49,595
Exploration	6,138	1,887	9,868	3,715
Selling, general and administrative	60,930	41,778	109,428	84,720
Depreciation, depletion and amortization	168,577	115,681	317,693	223,206
Total operating expenses	$348,797	$256,400	$708,822	$554,174
Operating income	171,295	81,404	369,930	233,590
Other income	2,111	5,249	4,441	11,040
Interest expense	37,384	40,629	75,136	81,881
Income before income taxes	136,022	46,024	299,235	162,749
Income taxes	41,904	14,578	95,836	59,268
Net income	$94,118	$31,446	$203,399	$103,481
Less: Net income attributable to noncontrolling interests	$7,262	$-	$16,288	$-
Net income attributable to EQT Corporation	$86,856	$31,446	$187,111	$103,481
Earnings per share of common stock attributable to EQT Corporation
Basic:
Weighted average common shares outstanding	150,525	149,582	150,425	149,532
Net income	$0.58	$0.21	$1.24	$0.69
Diluted:
Weighted average common shares outstanding	151,393	150,149	151,191	150,200
Net income	$0.57	$0.21	$1.24	$0.69

EQT Corporation Price Reconciliation

	Three Months Ended		Six Months Ended
	June 30,		June 30,
in thousands (unless noted)	2013	2012	2013	2012
LIQUIDS
Natural Gas Liquids (NGLs):
Sales Volume (MMcfe) (a)	4,863	3,206	9,233	6,176
Sales Volume (Mbbls)	1,234	850	2,428	1,637
Gross Price ($/Mbbls)	$39.93	$41.56	$41.47	$48.42
Gross NGL Revenue	$49,260	$35,323	$100,683	$79,263
BTU Premium (Ethane sold as natural gas):
Sales Volume (MMbtu)	6,962	5,068	13,329	9,717
Price ($/MMbtu)	4.09	2.22	3.74	2.46
BTU Premium Revenue	$28,488	$11,245	$49,894	$23,952
Oil:
Sales Volume (MMcfe) (a)	327	437	695	764
Sales Volume (Mbbls)	54	73	116	127
Net Price ($/Mbbls)	83.95	85.99	82.55	85.49
Net Oil Revenue	4,575	6,277	9,561	10,844

Total Liquids Revenue	82,323	52,845	160,138	114,099
GAS
Sales Volume (MMcf)	87,226	56,353	161,880	107,127
NYMEX Price ($/Mcf) (b)	$4.09	$2.22	$3.74	$2.46
Gas Revenues	$356,929	$125,029	$605,949	$263,945
Basis	(939)	366	(1,132)	248
Gross Gas Revenue (unhedged)	$355,990	$125,395	$604,817	$264,193

Total Gross Gas & Liquids Revenue (unhedged)	$438,313	$178,240	$764,955	$378,292
Hedge impact	9,728	85,397	53,226	162,144
Total Gross Gas & Liquid Revenue	$448,041	$263,637	$818,181	$540,436
Total Sales Volume (MMcfe)	92,416	59,997	171,808	114,067
Average hedge adjusted price ($/Mcfe)	$4.85	$4.39	$4.76	$4.74

Midstream Revenue Deductions ($ / Mcfe)
Gathering to EQT Midstream	(0.83)	(1.05)	(0.86)	(1.06)
Transmission to EQT Midstream	(0.24)	(0.16)	(0.24)	(0.17)
Third-party gathering and transmission (c)	(0.37)	(0.46)	(0.33)	(0.33)
Third-party processing	(0.11)	(0.10)	(0.11)	(0.10)
Total midstream revenue deductions	(1.55)	(1.77)	(1.54)	(1.66)
Average effective sales price to EQT Production	$3.30	$2.62	$3.22	$3.08

EQT Revenue ($ / Mcfe)
Revenues to EQT Midstream	$1.07	$1.21	$1.10	$1.23
Revenues to EQT Production	3.30	2.62	3.22	3.08
Average effective sales price to EQT Corporation	$4.37	$3.83	$4.32	$4.31

(a)	NGLs were converted to Mcfe at the rates of 3.94 Mcfe per barrel and 3.77 Mcfe per barrel based on the liquids content for the three months ended June 30, 2013 and 2012, respectively, and 3.80 Mcfe per barrel and 3.77 Mcfe per barrel based on the liquids content for the six months ended June 30, 2013 and 2012, respectively. Crude oil was converted to Mcfe at the rate of six Mcfe per barrel for all periods.
(b)	The Company’s volume weighted NYMEX natural gas price (actual average NYMEX natural gas price ($/Mcf) was $4.09 and $2.22 for the three months ended June 30, 2013 and 2012, respectively; and $3.71 and $2.48 for the six months ended June 30, 2013 and 2012, respectively.)
(c)	Due to the sale of unused capacity on the El Paso 300 line that was not under long-term resale agreements at prices below the capacity charge, third-party gathering and transmission rates increased by $0.09 per Mcfe and $0.07 per Mcfe for the three and six months ended June 30, 2013, respectively. The unused capacity on the El Paso 300 line not under long-term resale agreements was sold at prices below the capacity charge, increasing third-party gathering and transmission rates by $0.12 per Mcfe for the three months ended June 30, 2012. The sale of unused capacity on the El Paso 300 line that was not under long-term resale agreements had no impact on third-party gathering and transmission rates for the six months ended June 30, 2012.

UNIT COSTS	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Production segment costs: ($ / Mcfe)
LOE	$0.16	$0.20	$0.16	$0.20
Production taxes*	0.14	0.17	0.15	0.18
SG&A	0.25	0.37	0.27	0.38
	$0.55	$0.74	$0.58	$0.76
Midstream segment costs: ($ / Mcfe)
Gathering and transmission	$0.23	$0.34	$0.24	$0.36
SG&A	0.15	0.18	0.15	0.18
	$0.38	$0.52	$0.39	$0.54
Total ($ / Mcfe)	$0.93	$1.26	$0.97	$1.30

*Excludes the retroactive Pennsylvania Impact Fee of $0.01 per Mcfe and $0.06 per Mcfe for the three and six months ended June 30, 2012, respectively, for Marcellus wells spud prior to 2012.

EQT PRODUCTION RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
OPERATIONAL DATA

Sales volume detail (MMcfe):
Horizontal Marcellus Play (a)	68,057	32,223	122,572	59,065
Horizontal Huron Play	7,500	9,852	15,531	19,518
CBM Play	3,116	3,288	6,232	6,586
Other (vertical non-CBM)	13,743	14,634	27,473	28,898
Total production sales volume	92,416	59,997	171,808	114,067

Average daily sales volume (MMcfe/d)	1,016	659	949	627

Average effective sales price to EQT Production ($/Mcfe)	$3.30	$2.62	$3.22	$3.08

Lease operating expenses (LOE), excluding production taxes ($/Mcfe)	$0.16	$0.20	$0.16	$0.20
Production taxes ($/Mcfe) (b)	$0.14	$0.17	$0.15	$0.18
Production depletion ($/Mcfe)	$1.53	$1.54	$1.54	$1.55

Depreciation, depletion and amortization (DD&A) (thousands):
Production depletion	$141,661	$92,430	$264,152	$176,956
Other DD&A	2,412	1,975	4,830	4,016
Total DD&A (thousands)	$144,073	$94,405	$268,982	$180,972

Capital expenditures (thousands) (c)	$398,078	$264,926	$645,024	$448,611

FINANCIAL DATA (thousands)

Total operating revenues	$306,132	$158,649	$556,643	$354,045

Operating expenses:
LOE, excluding production taxes	14,612	11,798	27,651	22,734
Production taxes (b)	13,134	10,774	24,985	26,861
Exploration expense	6,138	1,887	9,868	3,715
Selling, general and administrative (SG&A)	23,119	22,081	46,004	43,021
DD&A	144,073	94,405	268,982	180,972
Total operating expenses	201,076	140,945	377,490	277,303
Operating income	$105,056	$17,704	$179,153	$76,742

(a)	Includes Upper Devonian.

(b)	Production taxes include severance and production-related ad valorem and other property taxes and the Pennsylvania impact fee. The Pennsylvania impact fee for the three and six months ended June 30, 2013 totaled $2.7 million and $5.6 million, respectively. The Pennsylvania impact fee for the three and six months ended June 30, 2012 totaled $3.1 million and $11.3 million, respectively, of which $0.5 million and $6.7 million represented the retroactive fee for pre-2012 Marcellus wells. The production taxes unit rate for the three and six months ended June 30, 2012 excludes the impact of the accrual for pre-2012 Marcellus wells.

(c)	Includes $112.5 million of capital expenditure for the purchase of acreage and Marcellus wells from Chesapeake Energy Corporation and its partners during the three and six months ended June 30, 2013.

EQT MIDSTREAM RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
OPERATIONAL DATA

Gathered volume (BBtu)	116,132	77,393	217,363	148,559
Average gathering fee ($/MMBtu)	$0.75	$0.93	$0.78	$0.95
Gathering and compression expense ($/MMBtu)	$0.17	$0.27	$0.18	$0.27
Transmission pipeline throughput (BBtu)	104,846	47,049	185,817	89,124

Net operating revenues (thousands):
Gathering	$86,992	$72,124	$168,806	$141,377
Transmission	38,836	21,514	76,143	44,455
Storage, marketing and other	5,502	14,671	15,261	29,594
Total net operating revenues	$131,330	$108,309	$260,210	$215,426

Unrealized gains (losses) on derivatives and inventory (thousands) (a)	$1,288	$3,519	$2,962	$(1,928)

Capital expenditures (thousands)	91,254	119,925	142,612	199,563

FINANCIAL DATA (thousands)

Total operating revenues	$150,366	$120,098	$297,054	$242,146
Purchased gas costs	19,036	11,789	36,844	26,720
Total net operating revenues	131,330	108,309	260,210	215,426

Operating expenses:
Operating and maintenance (O&M)	23,936	23,700	46,609	47,804
SG&A	16,696	9,875	30,470	22,044
DD&A	18,452	14,984	36,671	29,692
Total operating expenses	59,084	48,559	113,750	99,540
Operating income	$72,246	$59,750	$146,460	$115,886

(a) Included within storage, marketing and other net operating revenues.

DISTRIBUTION RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

OPERATIONAL DATA

Heating degree days (30 year average: QTD – 665; YTD – 3,535)	505	489	3,409	2,721

Residential sales and transportation volume (MMcf)	2,892	2,405	14,544	11,460
Commercial and industrial volume (MMcf)	5,190	5,753	15,231	15,112
Total throughput (MMcf)	8,082	8,158	29,775	26,572

Net operating revenues (thousands):
Residential	$19,860	$17,974	$73,927	$58,634
Commercial and industrial	7,938	8,660	27,644	25,683
Off-system and energy services	4,474	4,554	9,412	10,262
Total net operating revenues	$32,272	$31,188	$110,983	$94,579

Capital expenditures (thousands)	$9,558	$7,439	$15,163	$12,902

FINANCIAL DATA (thousands)

Total operating revenues	$56,345	$48,273	$210,163	$183,694
Purchased gas costs	24,073	17,085	99,180	89,115
Net operating revenues	32,272	31,188	110,983	94,579

Operating expenses:
O&M	11,018	10,248	21,053	20,461
SG&A	9,012	8,277	19,364	18,442
DD&A	6,072	6,287	12,120	12,530
Total operating expenses	26,102	24,812	52,537	51,433
Operating income	$6,170	$6,376	$58,446	$43,146

CONTACT:
EQT Corporation
Analyst inquiries please contact:
Patrick Kane – Chief Investor Relations Officer, 412-553-7833
pkane@eqt.com
or
Nate Tetlow – Manager, Investor Relations, 412-553-5834
ntetlow@eqt.com
or
Media inquiries please contact:
Natalie Cox – Corporate Director, Communications, 412-395-3941
ncox@eqt.com